Exhibit No. 12

Questar Market Resources, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(Unaudited)

                                                12 months ended
                                                September 30,
                                                    2000        1999
                                                (Dollars in Thousands)
Earnings

Income from continuing operations before
income taxes                                        $90,857     $22,531
Less income from Canyon Creek                          (189)       (267)
Plus distribution from Canyon Creek                     323         255
Plus debt expense                                    22,164      16,951
Plus interest capitalized during construction           232       1,088
Plus interest portion of rental expense                 987         881
                                                   $114,374     $41,439

Fixed Charges

Debt expense                                        $22,164     $16,951
Plus interest capitalized during construction           232       1,088
Plus interest portion of rental expense                 987         881
                                                    $23,383     $18,920

Ratio of Earnings to Fixed Charges                     4.89        2.19

1/ For purposes of this presentation, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs, and the interest portion of rental costs (which is estimated at 50%).

2/ Income from continuing operations before income taxes includes QMR's 50% share of pretax earnings of Blacks Fork.

3/ Distributions from Canyon Creek are included and earnings are excluded because QMR owns less than 50%. QMR's ownership interest in Canyon Creek is 15%.

4/  A write-down of investment in full-cost oil and gas
properties reduced income from continuing operations before
income taxes by $31 million in the fourth quarter of 1998.
15